EXHIBIT 7

Consolidated Report of Condition for Insured Banks

and Savings Associations

REGIONS BANK

As of the close of business on June 30, 2024:

Thousands of Dollars
ASSETS
Cash and balances due from depository institutions:	9,109,000
Securities:	30,156,000
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	535,000
Loans and leases held for investment, net of unearned income and allowance:	95,887,000
Trading Assets:	17,000
Premises and fixed assets:	2,095,000
Other real estate owned:	14,000
Investments in unconsolidated subsidiaries and associated companies:	171,000
Direct and indirect investments in real estate ventures:	0
Intangible assets:	6,497,000
Other assets:	8,558,000

Total Assets:	153,039,000

Thousands of Dollars
LIABILITIES
Deposits	128,943,000
Federal funds purchased and securities sold under agreements to repurchase	0
Trading liabilities:	0
Other borrowed money:	3,216,000
Subordinated notes and debentures:	496,000
Other Liabilities:	4,309,000

Total Liabilities	136,964,000

Thousands of Dollars
EQUITY CAPITAL
Common Stock	0
Surplus	16,399,000
Retained Earnings	2,909,000
Accumulated other comprehensive income	-3,266,000
Total Equity Capital	16,075,000

Total Liabilities and Equity Capital	153,039,000